UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 10, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 10, 2012, Empire Energy Corporation International  issued a press release, as follows:

Empire and its new JV partner NBD Partners moves to bid on Ugandan East African Rift Valley oil and gas licenses, through its new UK subsidiary East African Oil Company Limited

LEAWOOD, Kan., Tuesday, January 10th, 2012 / - Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.PK - News) announces that the Empire board has approved, with certain conditions, the acquisition of East African Oil Company Limited, an entity registered in the United Kingdom. East African Oil Company Limited intends to bid on certain oil and gas interests identified through recent commissioned studies by Global Explor (www.globalexplor.com) and discoveries which justify searching for petroleum within the East African Rift System in Uganda, Kenya, Zambia and Tanzania. The acquisition will assist Empire with international expansion within the African oil and gas sector and the opportunity to acquire early stage exploration and potential development projects with reasonable prospects for success.

The East African Oil Company has been engaged over the last four years in studying African oil plays, including the East African Rift Valley section in Uganda, expending approximately USD $700,000 on preliminary geophysical, geological, source rock and basin development studies. Empire has acquired a 75% interest in East African Oil Company with the original seed capitalists retaining 5% with an option to gain another 10% by further funding another 50,000 pounds a new third party investor has already paid 50,000 pounds which may be available to the company to fund the initial application process. Empire has also moved to secure the support of an Asian based investment company, NBD Partners as a bidding partner in the application process. This was accomplished after reaching agreement with a NBD Partners to enter into terms for a $50 million JV agreement on Empire’s Tasmania Basin project through Great South Land Minerals Limited. The potential application of Gas to Liquids technology to this new discovery within the Ugandan field we believe will immediately impact on the rates and constituents of production by splitting the wax at the well head and eliminating the need to flare gas by splicing the gas onto the split ends of the longer chain hydrocarbons including the wax.

Empire believes this primary well head processing technology has the potential to effectively reduce the viscosity, by eliminating the wax and longer chain hydrocarbons of the crude oil, enabling the resultant gains in pipe line flow rates to accommodate the increased volume of hydrocarbons introduced as a result of combining the flare gas to the oil and significantly increase the value of the resultant product to a refinery.

Chairman CEO Malcolm Bendall stated "East African Oil Company Limited have already spent over $700,000 USD developing data bases and researching commercial opportunities for oil and gas exploration in East African rift valleys which we intend to match over the next 2 years. Those reports include Uganda, Kenya, Tanzania, Mosambique and Zambia that they have commissioned several geological reports on thru Global Explor which are valuable assets and Empire intends to capitalise on both the existing reports and the considerable experience of our consultants, Global Explor in these areas. Having extensive experience ourselves in developing the data bases for the Tasmania Basin frontier, which is comparable in size to the Ugandan section of the East African Rift System, our knowledge and expertise indicate significant opportunity for the development of the fields and a viable long term production capacity. If we are successful in finding oil and gas, we intend to apply 10% of our net profits to support health, education, and infrastructure initiatives for orphanages, prisons and across the wider Ugandan nation, following on from the past and current successful humanitarian efforts of Phil Honey who has joined the board of East African Oil Company Limited to oversee this development and expansion in Uganda.”

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. These forward- looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation International, please refer to 10-K and 10-Q reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: January 10, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

3